Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 12, 2010
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

THIRD QUARTER FINANCIAL RESULTS

ROANOKE, Va. (August 12, 2010)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $13,466 or $0.01 per average share outstanding for the quarter ended June 30, 2010. This compares to consolidated earnings of $137,394 or $0.06 per average share outstanding for the quarter ended June 30, 2009. President, Chairman and CEO John Williamson attributed the decrease in earnings to a decline in gross margins primarily related to lower space heating sales volumes from significantly warmer weather in April and May.

Earnings per share for the twelve months ending June 30, 2010 were $4,735,528 or $2.11 per share compared to $2.10 per share for the twelve months ended June 30, 2009.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the third quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009

Revenues	$10,334,301	$10,706,989	$73,859,319	$82,631,592
Cost of sales	5,622,992	5,691,875	47,353,464	55,351,565

Gross margin	4,711,309	5,015,114	26,505,855	27,280,027
Other operating expenses, net	4,236,502	4,337,833	17,026,580	17,898,603
Interest expense	455,551	460,463	1,839,732	1,914,508

Income before income taxes	19,256	216,818	7,639,543	7,466,916
Income tax expense	5,790	79,424	2,904,015	2,814,841

Net income	$13,466	$137,394	$4,735,528	$4,652,075

Net earnings per share of common stock:
Basic	$0.01	$0.06	$2.11	$2.10

Diluted	$0.01	$0.06	$2.10	$2.09

Cash dividends per common share	$0.33	$0.32	$1.310	$1.2725

Weighted average number of common shares outstanding:
Basic	2,263,119	2,227,469	2,248,271	2,217,004
Diluted	2,269,503	2,234,748	2,255,568	2,225,034

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
	2010	2009
Assets
Current assets	$33,646,959	$35,435,671
Total property, plant and equipment, net	80,823,976	77,067,348
Other assets	5,904,387	3,879,136

Total Assets	$120,375,322	$116,382,155

Liabilities and Stockholders’ Equity
Current liabilities	$34,131,812	$21,631,337
Long-term debt	13,000,000	28,000,000
Deferred credits and other liabilities	25,588,038	20,686,723

Total Liabilities	72,719,850	70,318,060
Stockholders’ Equity	47,655,472	46,064,095

Total Liabilities and Stockholders’ Equity	$120,375,322	$116,382,155